CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (“Agreement”) made and entered into as of February 18, 2021 (the “Effective Date”), by and between, on the one hand, Allergan Limited, a company duly organized and existing under the laws of Ireland, having its principal place of business at Clonshaugh Business and Technology Park, Coolock, County Dublin, Ireland, Allergan, Inc., a corporation duly organized and existing under the laws of Delaware, having its principal place of business at 5 Giralda Farms, Madison, New Jersey 07940, Allergan Pharmaceuticals Ireland, a company duly organized and existing under the laws of Ireland, having its principal place of business at Castlebar Road, Westport, County Mayo, Ireland (Allergan Limited, Allergan, Inc., and Allergan Pharmaceuticals Ireland hereinafter referred to collectively as “Allergan”), and Medytox, Inc. (“Medytox”) a company duly organized and existing under the laws of South Korea, having its principal office at 78 Gangni 1-gil Ochang-up Cheongwon-gu Cheongju-si North Chungcheong 28126, Republic of South Korea (Allergan and Medytox hereinafter referred to collectively as “Complainants”), and, on the other hand, Evolus, Inc., (“Evolus”) a company duly organized and existing under the laws of Delaware, having its principal office at 520 Newport Center Drive, Suite 1200, Newport Beach, CA 90660 (each individually a “Party,” and collectively the “Parties”).
WHEREAS, Allergan, Inc. and Allergan Limited and Medytox are co-complainants in the case captioned Certain Botulinum Toxin Products, Processes for Manufacturing or Relating to Same and Certain Products Containing Same; Inv. No. 337-TA-1145, before the United States International Trade Commission (“ITC”) alleging violations by Daewoong Pharmaceuticals Co., Ltd. (“Daewoong”) and Evolus of Section 337 of the Tariff Act of 1930 based upon the importation into the United States, the sale for importation, and the sale within the United States after importation of certain botulinum toxin products, processes for manufacturing or relating to same and certain products containing same by reason of misappropriation of trade secrets, the threat or effect of which is to destroy or substantially injure a domestic industry in the United States (the “ITC Action”).
    WHEREAS, Medytox is the holder and/or controls the use of a strain of C. botulinum and certain trade secrets regarding the manufacture of botulinum toxin.

WHEREAS, Allergan Pharmaceuticals Ireland, Allergan Inc. and Medytox are parties to (i) a License Agreement (the “Allergan-Medytox License Agreement”), dated as of September 25, 2013, as amended [***].
WHEREAS, Evolus is the holder of U.S. Biologics License Application (“BLA”) No. 761085 for Jeuveau® (prabotulinumtoxinA), which is manufactured by Daewoong in Korea, and Evolus markets Jeuveau® in the United States.

WHEREAS, Evolus and Daewoong are parties to a License & Supply Agreement, entered September 30, 2013 (the “Evolus-Daewoong Supply Agreement”),

as amended by certain amendments dated February 26, 2014, and July 15, 2014 (the “Amendments to Evolus-Daewoong Supply Agreement”),

WHEREAS, on December 16, 2020, the ITC determined there was a misappropriation of trade secrets relating to Medytox’s manufacturing process and ordered a Limited Exclusion Order and Cease and Desist Order against Evolus and Daewoong for 21 months, under which Evolus was required to post a bond of $441 per 100 unit vial of Jeuveau® sold or distributed during the Presidential Review Period (“PRP”).

    WHEREAS, Medytox filed a Complaint against Evolus, Daewoong, Daewoong Co. Ltd., Alphaeon Corp., Sch-Aeon, LLC, Byung Kook Lee (“Dr. Lee”), Chun Yoon, Jae Seung Yoon, and Chang Woo Suh, captioned Medytox Inc. v. Daewoong Pharmaceuticals Co., Ltd., Case No. 30-2017-00924912-CU-IP-CJC, in the Superior Court of California, Orange County, alleging violations of California Bus. and Prof. Code § 17200, et seq., violations of California Uniform Trade Secret Act, Cal. Civ. Code § 3426, conversion based on alleged theft of Medytox’s C. botulinum strain, intentional interference with prospective economic relations, unjust enrichment, and breach of contract (the “California Action”).

WHEREAS, Medytox filed a civil complaint, requested a criminal investigation, and filed a complaint with the Ministry of SMEs and Startups against Daewoong in Korea based on alleged theft of Medytox’s C. botulinum strain, and misappropriation of trade secrets and seeking relief that may affect Evolus’s rights in the Territory (the “Korean Actions”).

WHEREAS, Evolus and Medytox have agreed to enter into that certain Settlement and License Agreement, dated as of February 18, 2021, wherein Medytox granted Evolus a Commercialization License and a Manufacturing License in Canada, the European Union, Switzerland, member countries and cooperating countries of the European Economic Area, Russia, the Commonwealth of Independent States, South Africa, Australia and Japan and Renewal Licenses, as defined therein, relating to such territories and the United States and its territories and possessions (“ROW Settlement and License Agreement”).

WHEREAS, Allergan and Medytox [***].

    WHEREAS, pursuant to the terms of this Agreement, the Parties mutually desire to resolve the disputes which are the subject matter of the ITC Action and the California Action in order to avoid risks and expenses of litigations related to those actions; and to resolve any indirect disputes which are the subject matter of the Korean Actions insofar as they might adversely impact Evolus’s ability to have the Licensed Products manufactured by Daewoong.

    WHEREAS, the Parties desire to enter into a negotiated and consensual license agreement to settle all outstanding disputes and avoid future disputes between them with regard to the matters alleged in the California Action, the ITC Action, and the Korean Actions.

    WHEREAS, reference in this Agreement to any Party or Daewoong shall include reference to all of such entities’ present or future Affiliates, including, without limitation, in the case of Allergan, AbbVie, Inc., Allergan, Inc., Allergan Limited, and Allergan Pharmaceuticals Holdings (Ireland) Unlimited Company.

    NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth in this Agreement, the receipt and adequacy of which are hereby acknowledged, and with the foregoing recitals being incorporated herein, the Parties, intending to be legally bound, agree as follows:

It is expressly understood by the Parties hereto that this Agreement is dependent and conditioned upon the execution of the ROW Settlement and License Agreement and that in the event that said ROW Settlement and License Agreement is not executed, the Parties will incur no responsibilities, obligations or liabilities under this Agreement.

It is expressly understood by the Parties hereto that this Agreement is dependent and conditioned upon the execution of the Agreement Regarding Implementation of Settlement Agreement by Allergan and Medytox. In the event that said Agreement Regarding Implementation of Settlement Agreement is not executed, the Parties will incur no responsibilities, obligations or liabilities under this Agreement.

1.Definitions.

For purposes of this Agreement, the following words and expressions shall, unless context otherwise requires, have the following meanings:

1.1“Accounting Standards” mean the U.S. Generally Accepted Accounting Principles (“GAAP”).
1.2“Actions” mean the ITC Action, the California Action, and the Korean Actions.
1.3“Affiliate(s)” with respect to any Party means any individual, corporation, association, or other business entity (collectively, “Person”) that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest. Notwithstanding the terms of this definition, Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma

Inc., Strathspey Crown Holdings Group LLC, and Daewoong are not Affiliates of Evolus and do not obtain any licensing rights or releases pursuant to this Agreement.
1.4“Business Day” means 9:00 am to 5:00 pm Eastern Time on a day other than a Saturday, Sunday, federal, or bank holiday in the United States.
1.5“Commercialization” means the activities, either by itself or through its sub-licensees, agents, resellers, distributors, suppliers, partners, co-promoters, or similar associates, of using, supplying, exporting to territories for which Evolus has rights to market and/or sell Licensed Product, pricing, promoting, distributing, selling, offering to sell, disposing, offering to dispose, or keeping of any Licensed Product in the Territory. “Commercialize” has a correlative meaning.
1.6“Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information; customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Confidential Information includes such information disclosed during the Actions. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent that, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party. Notwithstanding anything else in this definition, any information that has been maintained under seal in the ITC Action is Confidential Information, including, but not limited to information relating to Medytox’s botulinum toxin manufacturing process.
1.7“Daewoong” means Daewoong Pharmaceutical Co., Ltd., and all of its present and future Affiliates.
1.8“Government Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory or administrative authority), body, commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

1.9“Licensed Product” means any botulinum neurotoxin products manufactured by Daewoong or its Affiliates, or any successor to Daewoong or its Affiliates, with the generic name prabotulinumtoxinA for any of Evolus’s products made according to a process that is or will be approved by, and whose sale and/or marketing is or will be approved by a Government Authority in the Territory. Licensed Product includes, but is not limited to, the prabotulinumtoxinA product that is the subject of BLA No. 761085, that is marketed as Jeuveau® in the United States. For the avoidance of doubt, the product known as [***], for which Allergan holds a license from Medytox, shall not under any circumstance become a Licensed Product under this Agreement.
1.10“Licensed Rights” mean Medytox’s strain of C. botulinum and trade secrets regarding the manufacture of botulinum toxin that were, could have been, or will be alleged in the California Action, ITC Action, and/or Korean Actions to have been misappropriated.
1.11“Manufacturing” means all activities, either by itself or through its suppliers, agents, Affiliates, manufacturers, related to the manufacturing, production or making of the Licensed Product, or any component thereof, for Commercialization or use in the Territory, including, but not limited to test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing any Licensed Product in bulk or finished form for development, manufacturing the drug substance for any Licensed Product, manufacturing the drug product for any Licensed Product, manufacturing a finished Licensed Product for Commercialization, packaging, in-process and finished Licensed Product testing, release of a Licensed Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of a Licensed Product, regulatory activities related to any of the foregoing and any shipping, export and distribution to and within the Territory of such Licensed Products and importation into the Territory of such Licensed Products. “Manufacture” has a correlative meaning.
1.12“Marketing Authorization” means an approval or authorization from the appropriate Government Authority in the Territory (including the BLA and all licenses, registrations, and pricing or reimbursement approvals) as required to permit Commercialization in and for the Territory (including clinical testing, manufacture, distribution, or use of such Licensed Product).
1.13 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, common technical documents, technical documents, Marketing Authorizations or other filings made to, received from or otherwise conducted with a Government Authority in order to Commercialize the Licensed Product in the Territory.
1.14“Release Date” means the date on which all Initial License Payments under Section 4 of the ROW Settlement and License Agreement have been made and all License Payments under Section 5 of the this Agreement have been made, provided that: (a) no party has exercised its right to terminate this Agreement or the ROW Agreement;

and (b) this Agreement and the ROW Agreement are assumed pursuant to a court order in the event Evolus enters into bankruptcy proceedings.
1.15“Reporting Period” means a calendar quarter (or three month period), except the first Reporting Period shall begin on December 16, 2020, and end on March 31, 2021, and the last Reporting Period shall begin on July 1, 2022 and end on September 16, 2022.
1.16“Royalty” means on a [***] basis of any Licensed Product sold in the Territory by Evolus, or its Affiliates or Sublicensees, to any other Third Party, excluding vials that are rejected, recalled, replaced or returned for any reason, or that are provided by Evolus without charge as part of any commercially reasonable program including a clinical, medical affairs, promotional, or educational program. For the avoidance of doubt, the Royalty for a [***] of Licensed Product is [***]; the Royalty for a [***] of Licensed Product is [***].
1.17“Royalty Period” means the period starting on December 16, 2020 and ending on September 16, 2022.
1.18“Sales and Royalty Report” means a written report or reports showing each of (1) the sales and corresponding number of vials and the units of said vials, of Licensed Product in the Territory during the Reporting Period by Evolus and its Affiliates and sublicensees, and (2) the Royalties payable in U.S. Dollars which shall have accrued hereunder with respect to such sales. For the avoidance of doubt, the Sales and Royalty Report shall be considered Confidential Information under this Agreement and shall be limited to those employees of Medytox and Allergan that have a need to know such information for purposes of accounting for the Royalty and shall not be utilized for Medytox’s or Allergan’s pricing strategy, sales, marketing or other commercial activities.
1.19“Territory” shall mean the United States, including its territories and possessions.
1.20“Third Party” means any person or entity other than Allergan, Medytox, Evolus, or their Affiliates.
2Termination of Actions.

2.1.The Parties shall (and shall procure that their Affiliates, if necessary, shall) and Evolus shall (and, if necessary, shall use commercially reasonable efforts to cause Daewoong to) undertake the following:
2.1.1.Within five (5) Business Days of the Effective Date, Complainants shall file, or have caused to be filed jointly if permitted by local procedural rules, irrevocable (except in the event of termination of this Agreement pursuant to Sections 6.2 or 6.3 or the occurrence of the circumstances described in Section 10.7), stipulations of dismissal and/or motions to terminate the ITC Action and the California Action so that the Parties’ and/or their Affiliates’ respective claims and counterclaims in those actions are dismissed without prejudice in accordance with the local rules applicable to the relevant action. Such stipulations of dismissal from or motions to terminate the actions shall be subject to approval by each of the Parties before filing.
2.1.2.Within five (5) Business Days of the Effective Date, the Parties shall jointly file a petition in a form to be agreed requesting that the International Trade Commission promptly rescind the Limited Exclusion Order and the Cease and Desist Order entered in the ITC Action.
2.1.3.To the extent any appeals have been filed in relation to the ITC Action, the Parties agree that within five (5) Business Days of the Effective Date, all Parties shall jointly file, or have cause to be filed, a withdrawal of such appeals, and Evolus shall use commercially reasonable efforts to cause Daewoong to join in such withdrawal, provided that if Daewoong does not join a request to withdraw all pending appeals, Medytox and/or Allergan may elect to continue their appeal with respect to Daewoong and if the ITC Action or appeals therefrom continue as it relates to Daewoong this Agreement shall remain in full force and effect notwithstanding the outcome thereof.
2.1.4.To the extent necessary, within five (5) Business Days of the Effective Date, Medytox shall file, or cause to be filed, an appropriate document (except in the event of termination of this Agreement pursuant to Sections 6.2 or 6.3or the occurrence of the circumstances described in Section 10.7) in the Korean Actions that Medytox is not seeking and that, to the extent it is within Medytox’s control, the Korean Actions shall not adversely affect any rights granted under the Commercialization License of Section 4.1 and the Manufacturing License of Section 4.2, including the right to Commercialize, and obtain or maintain Marketing Authorization and any Regulatory Materials related to the Licensed Product in the Territory and the right to Manufacture or have Manufactured Licensed Product in the Territory during the Royalty Period. Medytox further agrees that it will be legally bound by the submitted document, and it will not revoke the filing of such document or the relief requested therein. For the avoidance of doubt, and as stated in Sections 3.2 and 5.1, the Initial Licenses and Renewal License shall be operable, as prescribed in this Agreement, notwithstanding any potential remedies issued in the Korean Actions.
2.1.5.To the extent possible, the Parties shall ensure that the filings described in Sections 2.1.1 through 2.1.4 shall be without an order as to costs.
2.1.6.The Parties shall cooperate and work together (and procure the same from their respective Affiliates) to dismiss, move to terminate, withdraw, or stipulate in accordance with Sections 2.1.1 through 2.1.4.

2.2.The Parties shall each be responsible for their own attorneys’ fees, costs and expenses in connection with this Agreement and the California Action, the ITC Action, and the Korean Actions.
2.3.Subject to non-termination of this Agreement pursuant to Sections 6.2 or 6.3, Complainants shall not bring any proceeding or action, or submit any complaint, against Evolus alleging any violation of the Limited Exclusion Order and Cease and Desist Order entered in the ITC Action.
2.4.All Parties agree that within twenty (20) Business Days of the Release Date counsel for each of the Parties shall destroy all Confidential Information produced by another Party in the course of the California Action and ITC Action. Notwithstanding the foregoing, counsel for the Parties in the California Action and ITC Action may keep an archival copy of the produced documents and any work product that copies or references said produced documents.
2.5.Upon termination of the ITC Action as to Evolus, Evolus shall file, or have caused to be filed jointly by the Parties and Daewoong, if so permitted, the necessary motions to effectuate the return to Evolus of the full amount of the bond payments that Evolus has posted with the U.S. Treasury during the PRP, and Medytox and Allergan will not oppose.
2.6.Upon termination of the ITC Action as to Evolus and subject to non-termination of this Agreement pursuant to Sections 6.2 or 6.3, Complainants shall assist Evolus, as needed, to ensure U.S. Customs and Border Protection permits importation by or for Evolus of the Licensed Products into the Territory during the Royalty Period.
2.7.Upon termination or dismissal of the California Action, modification of the Limited Exclusion Order, and rescission of the Cease and Desist Order pursuant to Section 2.1.2, Complainants agree, subject to non-termination of this Agreement pursuant to Sections 6.2 or 6.3, that Evolus may, without interference from Complainants, Commercialize and obtain or maintain Marketing Authorization and all Regulatory Materials related to any Licensed Product in the Territory, and may, without interference from Complainants, Manufacture or have Manufactured any Licensed Product, or any component thereof, for Commercialization or use in the Territory during the Royalty Period.
3.Mutual Releases.

3.1.The Parties agree that this Agreement is in full and final settlement of all and any claims or cause of action, directly or indirectly, that Allergan and Medytox and their respective Affiliates, on the one hand, and Evolus and their respective Affiliates on the other hand, have against the other relating to the California Action, the ITC Action, and the Licensed Rights in the Territory, including without limitation any claims for damages, interest, or costs.

3.2.Subject to non-termination of this Agreement pursuant to Sections 6.2 or 6.3, Allergan, on behalf of itself, each of its Affiliates and each of its respective officers, directors, shareholders, members, agents, and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges Evolus and all current, former, and future Affiliates, subsidiaries, members, managers, directors, officers, shareholders, employees, predecessors, successors, and agents, and its customers, agents, attorneys, licensors, distributors, resellers, purchasers, donees, vendors, or vendees (collectively, the “Evolus Releasees”) from all past and present actions, causes of action, claims for relief or demands in law or in equity, and from any claims for or allegations of liability, debts, contracts, promises, obligations, damages, attorneys’ fees, costs, interest, or expenses, whether fixed or contingent, asserted or unasserted, that Allergan now has against any of the Evolus Releasees, for, upon, or by reason of any act, omission, representation, or any other matter or cause, respecting the claims and allegations made in the ITC Action and those arising from the same nucleus of operative fact. Nothing contained in this Section 3.2 will release the Evolus Releasees from any claim based upon any material misrepresentations made in this Agreement unless cured within sixty (60) days of receiving written notice thereof from Allergan, or material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Allergan within sixty (60) days of service of written notice by Allergan.
3.3.Effective as of the Release Date, and subject to Section 10.7, Medytox, on behalf of itself, each of its Affiliates and each of its respective officers, directors, shareholders, members, agents, and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges the Evolus Releasees from all past and present actions, causes of action, claims for relief or demands in law or in equity, and from any claims for or allegations of liability, debts, contracts, promises, obligations, damages, attorneys’ fees, costs, interest, or expenses, whether fixed or contingent, asserted or unasserted, that Medytox now has against any of the Evolus Releasees, for, upon, or by reason of any act, omission, representation, or any other matter or cause, respecting the Commercialization or Manufacturing of Licensed Products and the Licensed Rights in the Territory during the Royalty Period, and all causes of action that were, could have been, or will be asserted in the Actions. Nothing contained in this Section 3.3 will release the Evolus Releasees from any claim based upon any material misrepresentations made in this Agreement unless cured within sixty (60) days of receiving written notice thereof from Medytox, or material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Medytox within sixty (60) days of service of written notice by Medytox. Medytox agrees that Evolus can, without interference from Medytox, Manufacture, have Manufactured, Commercialize, and obtain or maintain Marketing Authorization and any Regulatory Materials related to the Licensed Product in the Territory during the Royalty Period.
3.4.Subject to non-termination of this Agreement pursuant to Sections 6.2 or 6.3, Evolus, on behalf of itself, each of its Affiliates and each of its respective officers,

directors, shareholders, members, agents, and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges Allergan, Medytox, and its current, former, and future Affiliates, subsidiaries, members, managers, directors, officers, shareholders, employees, predecessors, successors, and agents, and its customers, agents, attorneys, licensors, distributors, resellers, purchasers, donees, vendors, or vendees (collectively, the “Allergan/Medytox Releasees”) from all past and present actions, causes of action, claims for relief or demands in law or in equity, and from any claims for or allegations of liability, debts, contracts, promises, obligations, damages, attorneys’ fees, costs, interest, or expenses, whether fixed or contingent, asserted or unasserted, that Evolus has against any of the Allergan/Medytox Releasees, for, upon, or by reason of any act, omission, representation, or any other matter or cause, respecting the Licensed Rights as they pertain to the Commercialization or Manufacturing of Licensed Products or component(s) thereof, and all causes of action that were, could have been, or will be asserted in the Actions. Nothing contained in this Section 3.4 will release the Allergan/Medytox Releasees from any claim based upon any material misrepresentations made in this Agreement unless cured within sixty (60) days of receiving written notice thereof from Evolus, or material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Evolus within sixty (60) days of service of written notice by Evolus.
3.5.Effective as of the Effective Date, Evolus hereby releases, indemnifies, and holds Allergan and Medytox harmless from any and all product liability claims, actions, losses, damages, and liabilities resulting from or arising out of the use or sale of Licensed Products under this Agreement.
3.6.For the avoidance of doubt, all releases under this Section 3 do not release either Party and/or their Affiliates from their contractual obligations under this Agreement and are without prejudice to the Parties’ rights to raise claims, defend claims, and seek remedies for breach of this Agreement.
3.7.For the avoidance of doubt, Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., and Strathspey Crown Holdings Group LLC are not Affiliates of Evolus and do not obtain any releases pursuant to this Agreement, including the releases contained in this Section 3.
3.8.Unknown Claims/California Civil Code Section 1542 Waiver: The Parties each expressly assume the risk that by entering into this Agreement and the releases contained herein, each will forever waive claims, causes of action, and damages that may exist before the Effective Date of this Agreement, but which it does not know of, or suspect to exist, and which, if known, would have materially affected the Party’s decision to enter into this Agreement. In that regard, the Parties acknowledge that they have been informed by their counsel of the provisions of Section 1542 of the Civil Code of the State of California, and expressly waive and relinquish all rights and benefits which they might have had under that section which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
The Parties hereby expressly waive and relinquish all rights and benefits under that Section 1542 of the Civil Code of the State of California and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Settlement Agreement.
4.License.

4.1.Commercialization License. During the Royalty Period only, as to Medytox, and from December 16, 2020 until the last of the Licensed Rights expires, as to Allergan, Medytox and Allergan hereby grant Evolus and its Affiliates a non-exclusive, royalty-bearing, irrevocable (except pursuant to Sections 6.2 or 6.3 or the occurrence of the circumstances described in Section 10.7) right and license to the Licensed Rights to Commercialize and obtain or maintain the Marketing Authorization and all Regulatory Materials related to any Licensed Product in the Territory (the “Commercialization License”). For the avoidance of doubt, any sale of Licensed Product in the Territory by Evolus during the PRP is authorized under the License.
4.2.Manufacturing License. During the Royalty Period only, Allergan and Medytox hereby grant Evolus and its Affiliates a non-exclusive, royalty-bearing, irrevocable (except pursuant to Sections 6.2 or 6.3 or the occurrence of the circumstances described in Section 10.7) right and license to the Licensed Rights to Manufacture or have Manufactured Licensed Product (including by non-Affiliates of Evolus, and specifically including Daewoong or its Affiliates, or any successor to Daewoong or its Affiliates) for the Territory, including to Manufacture and have Manufactured Licensed Product outside the Territory so long as such Licensed Product is or will be Commercialized, used to obtain or maintain Marketing Authorization and all Regulatory Materials related to any Licensed Product in the Territory (the “Manufacturing License” and collectively with the Commercialization License, the “Licenses”). For the avoidance of doubt, the Licenses shall be operable during the Royalty Period notwithstanding any potential remedies issued in the Korean Actions.
4.3.Evolus and its Affiliates shall have the right to grant written sublicenses of the Commercialization License granted under Section 3.1 and/or the Manufacturing License granted under Section 3.2 to non-Affiliate entities (individually, “Sublicensee” and collectively, “Sublicensees”), with prior approval from Allergan and Medytox, which shall not be unreasonably withheld. If Evolus grants such a sublicense, Evolus shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Sublicensee to the same extent that they apply to Evolus for all purposes. For the avoidance of doubt, Sublicensee does not include any Third-Party through which Evolus or its Affiliates utilize the Commercialization License or Manufacturing License pursuant to Section 3.1 and 3.2 respectively.
4.4.For the avoidance of doubt Alphaeon Corporation, Alphaeon 1 LLC, Aeon Biopharma Inc., and Strathspey Crown Holdings Group LLC are not Affiliates of Evolus and do not obtain any licensing rights under this Agreement, including those described in this Section 4.
4.5.Termination of Licenses. After the Royalty Period ends, the Manufacturing License shall expire and the Commercialization License granted by Medytox shall expire. After the Royalties Period ends and Evolus has made the License Payments set forth in Sections 5.2 and 5.3, the Commercialization License granted by Allergan shall be fully paid-up and irrevocable.
5.License Payments.

5.1.In consideration for the grant of the Licenses described in Section 4 and subject to: (i) the modification of the Limited Exclusion Order and the rescission of the Cease and Desist Order, as described in Sections 2.1.1 and 2.1.2 and (ii) the termination of the California Action, as described in Section 2.1.1, Evolus shall pay to Complainants pursuant to the method prescribed in Exhibit A to this Agreement the following payments and amounts set forth in Sections 5.2 and 5.3 (the “License Payments”):
5.2.Lump-Sum License Fees:
5.2.1.Upon the Effective Date, Evolus shall be obligated to pay Complainants a one-time up-front license fee in the amount of $15,000,000.00 (fifteen million U.S. dollars). Such payment shall be payable within ninety (90) days of the date of the latest-in-time termination or dismissal of the Actions pursuant to Sections 2.1.1 through 2.1.3.
5.2.2.On the first Business Day twelve (12) months after the Effective Date, Evolus shall pay Complainants a lump sum of $15,000,000.00 (fifteen million U.S. dollars).
5.2.3.On the first Business Day twenty-four (24) months after the Effective Date, Evolus shall pay Complainants a lump sum of $5,000,000.00 (five million U.S. dollars).
5.3.Royalties. During the Royalty Period, Evolus will be obligated to pay the Royalty to Complainants. Such Royalty payments will be made for a given Reporting Period within seventy-five (75) days of the end of each calendar quarter containing the applicable Reporting Period; provided that, for Royalties due for the Reporting Period from [***] through [***] the Royalty shall be payable at the same time as the Royalty payable for the Reporting Period from [***] to [***]. Each Royalty payment shall be accompanied by a Sales and Royalty Report sent to Allergan and Medytox at the E-mail addresses set forth in Section 10.5. For the avoidance of doubt, the Sales and Royalty Report shall be considered Confidential Information under this Agreement and shall be limited to those employees of Complainants that have a need to know such information for purposes of accounting for the Royalty and shall not be utilized for Complainants’ pricing strategy, sales, marketing, or other commercial activities.
5.4.To the extent that there are any deductions to Royalties due for a Reporting Period that occur after the Royalty payment for that Reporting Period has been made, such deductions shall be accounted for as a credit against any Royalty payment payable in a subsequent Reporting Period. Any such credit shall be set forth on the Sales and Royalty Report for the Reporting Period in which the credit is accounted for. To the extent that there are any deductions to Royalties due that occur after Evolus has made its last Royalty payment, Complainants shall reimburse Evolus for such deduction within twenty (20) Business Days after Evolus notifies Complainants of such deduction, provided such notice is made within sixty (60) days of the end of the calendar Royalty Period.
5.5.For the avoidance of doubt, only one Royalty payment under Section 5.3 is due for any Licensed Product, whether manufactured or sold by Evolus, its Affiliates, sub-licensees, agents, resellers, distributors, suppliers, partners, co-promoters, or similar associates for Commercialization.
5.6.For the avoidance of doubt, Evolus shall be required to continue making the License Payments regardless of the status or expiration of the Licensed Rights. In the event of termination of this Agreement, as set forth in Sections 6.1, 6.2, or 6.3, Evolus shall still be required to make any Royalty Payments accrued through the effective date of such termination on the schedule set forth in Section 5.3 and Complainants shall still be obligated to make any reimbursements for any deductions to Royalties that occur after Evolus has made its last Royalty Payment on the schedule set forth in Section 5.4.
5.7.Records and Audits.
5.7.1.Evolus shall keep complete, true, and accurate books and records in accordance with the Accounting Standards in relation to this Agreement, including in relation to sales of Licensed Products and Royalties. Evolus will keep such books and records for at least three (3) years following the calendar year to which they pertain.
5.7.2.Audit Rights. On an annual basis, Allergan or Medytox may, upon written request and at its own expense, cause an internationally recognized independent accounting firm (“Auditor”), which is reasonably acceptable to Evolus, to inspect the relevant records of Evolus to verify the Royalties payable by Evolus and the related reports, statements, and books of accounts within the three (3) years prior to the year in which such audit is conducted, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Evolus by which the Auditor agrees to keep confidential all information reviewed during the audit. Allergan and Medytox may each designate one external law firm who, upon execution of the same undertaking to Evolus required of the Auditor, may review the Auditor’s work and the information on which it is based. The Auditor shall have the right to disclose to Allergan and Medytox only its conclusions regarding any payments owed under this Agreement.
5.7.3.Evolus shall make its records available for inspection by the Auditor during Evolus’s regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Allergan, Medytox and/or the Auditor. The records shall be reviewed solely to verify the accuracy of Evolus’s Royalty payments and compliance with this Agreement. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to records covering any specific period of time, unless a prior inspection has revealed any underpayment by Evolus. Allergan and Medytox agree to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation, or judicial order.
5.7.4.The Auditor shall provide its audit report and the basis for any determination to Evolus at the time such report is provided to Allergan or Medytox before it is considered final.
5.7.5.In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Evolus, the underpaid or overpaid amount shall be settled promptly.
5.7.6.Allergan and/or Medytox shall pay for such inspections, as well as their expenses associated with enforcing its rights with respect to payments hereunder. If an underpayment of more than seven point five percent (7.5%) of the total payments due for the applicable audit period is discovered, the reasonable fees and expenses charged by the Auditor shall be paid by Evolus.
6.Term and Termination.

6.1.This Agreement begins on the Effective Date and, unless sooner terminated as herein provided pursuant to Sections 6.2 or 6.3 provided herein or the occurrence of circumstances described in Section 10.7, shall continue in full force and effect until September 16, 2022, at which time the Commercialization License granted by Medytox under Section 4.1 and the Manufacturing License granted under Section 4.2 shall expire. The Commercialization License granted by Allergan under Section 4.1 shall be deemed fully paid up and irrevocable. Notwithstanding the foregoing, the payment obligations, including without limitation the payment obligations under Section 5, including any credit for any deductions, for any Royalties accrued prior to termination, and the audit rights provided in Section 5.7 that are necessary to audit the records relevant to those obligations, will survive termination of this Agreement.
6.2.Termination for Challenge. If Evolus or any of its Affiliates or Sublicensees challenges before a court, tribunal, or government agency the validity, enforceability, scope, or protected status of any of the Licensed Rights, including but not limited to the trade secret status of any trade secret included within the scope of this Agreement, then Allergan or Medytox may terminate this Agreement after fifteen (15) Business Days of service of written notice to Evolus.
6.3.Termination for Cause. Any Party may terminate the Agreement with immediate effect by written notice to the other Party in the event that the other Party commits a material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of the non-breaching Party within sixty (60) days of service of written notice by the non-breaching Party.
6.4.Any right to terminate this Agreement or to cancel rights and obligations hereunder is in addition to and without prejudice to any other rights or remedies any Party may be entitled to under this Agreement, at law or otherwise. On termination or expiry of this Agreement, any rights or remedies either Party may have arising from any breach of this Agreement shall continue to be enforceable.
6.5.In the event of this Agreement being terminated or expired, the confidentiality provisions of Section 9, the arbitration provisions of Section 10.8, and any other terms of this Agreement as may be necessary for interpretative purposes, shall survive such termination or expiry.
7.Representations and Warranties. Each Party is entering into this Agreement in reliance of the following representations and warranties of the other Parties, all of which are acknowledged to be material, and which include the following:

7.1.The execution, delivery, and performance of the obligations under this Agreement are within its power, and have been duly authorized by all necessary corporate or business action, do not contravene any law or any contractual provision binding on it, and do not require any consent or approval of any person or government authority except as set forth herein or such consents and approvals as have been obtained and are in full force and effect.
7.2.This Agreement constitutes the Party’s legal, valid, and binding obligation and is enforceable in accordance with its terms.
7.3.As of the Effective Date, Allergan and Medytox represent and warrant that they collectively have the exclusive right and power to grant licenses to the License Rights.

7.4.As of the Effective Date, Allergan and Medytox represent and warrant that the California Action, the ITC Action, the Korean Actions, and Medytox’s submissions to the U.S. Food and Drug Administration, and Health Canada represent the only suits, complaints, grievances, demands, claims, citizen’s petitions, causes of action in, of or before any Governmental Authority to which Allergan or Medytox is a party, or in which Allergan or Medytox is directly or indirectly participating, that would (i) adversely affect Evolus’s right to make, have made, Commercialize, or obtain or maintain Marketing Authorization and any Regulatory Materials for the Licensed Products in the Territory, (ii) stop Evolus’s right to Manufacture or have Manufactured the Licensed Products, or any of its components, for Commercialization, or (iii) adversely affect Evolus’s ability to maintain the Marketing Authorization or any Regulatory Materials related to the Licensed Products in the Territory.
7.5.Evolus warrants, as to the License Payments, that at the time of any such payment that Evolus will make or cause to be made pursuant to Section 5 of this Agreement, Evolus will not be insolvent, nor will the License Payments required to be made render Evolus insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.
7.6.Evolus represents and warrants that, as of the Effective Date, Evolus and Daewoong are not a party to any agreements other than (a) the Evolus-Daewoong Supply Agreement (b) the Amendments to Evolus-Daewoong Supply Agreement, (c) that certain Convertible Promissory Note Purchase Agreement, dated as of July 6, 2020 by and among Evolus and Daewoong and (d) Convertible Promissory Note, dated July 30, 2020 and issued by Evolus to Daewoong. Except as disclosed in the prior sentence, as of the Effective Date, there are no agreements between Evolus and Daewoong, whereby Daewoong or an Affiliate of Daewoong could acquire, directly or indirectly, equity in Evolus.
7.7.CFIUS Representation. Evolus does not: produce, design, test, manufacture, fabricate, or develop one or more “critical technologies,” as that term is defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
7.8.Each Party hereto represents and warrants to the other Party that, as of the Effective Date, the warranting Party is not subject to any judgment, order, injunction, decree, or award of any court, administrative agency, or governmental body that would or might interfere with its performance of any of its obligations hereunder.
7.9.Each Party warrants that it will not form any new or use any existing entity, or assign its rights and obligations under this Agreement or its other assets to another entity, to avoid compliance with any of the provisions of this Agreement.
7.10.Each of the Parties agrees that this Agreement is a compromise of the Parties’ claims and defenses in the disputed California Action and ITC Action, and is intended to be, a full and complete settlement, discharge and release of those actions and related claims as to the Parties, subject to Section 10.7. None of the Parties admits to or concedes any liability or wrongdoing whatsoever, and this Agreement is not, and shall not be described or characterized by any Party, or by its directors, executives, employees, agents or other representatives, as an admission by any Party or their Affiliates of any liability or wrongdoing.
7.11.The existence of this Settlement Agreement, its provisions and terms shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in this or any other action or proceeding, civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of the Agreement. The existence of this Agreement, its provisions and terms are not, and shall not be argued by any person to be or to be deemed to be evidence of, a concession or admission of, nor to create a presumption of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the California Action or ITC Action or any other action or proceeding.
7.12.Each of the Parties agrees to take all action necessary to carry out the intentions of the Parties as expressed in this Agreement.
7.13.Allergan Covenant Not to Sue. Allergan, on behalf of itself, and each of its respective Affiliates and each of their respective officers, directors, shareholders, members, agents, and representatives, each covenant not to, directly or indirectly, alone or by, with or through others, cause, induce, allow to continue or authorize or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of any action, proceeding, petition, or investigation alleging misappropriation of the Licensed Rights, except that the foregoing shall not apply in the event Evolus commits a material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Medytox and/or Allergan within sixty (60) days of service of written notice by Medytox and/or Allergan, or the occurrence of the circumstances described in Section 10.7.
7.14.Medytox Covenant Not to Sue. Medytox on behalf of itself, and each of its Affiliates and each of their respective officers, directors, shareholders, members, agents, and representatives, each covenant not to, directly or indirectly, alone or by, with or through others, cause, induce, allow to continue or authorize or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of any action, proceeding, petition, or investigation alleging misappropriation of the Licensed Rights or any cause of action asserted or that could have been asserted in any of the Actions, which would adversely affect Evolus’s right to Commercialize the Licensed Products in the Territory, to obtain or maintain Marketing Authorization and any Regulatory Materials for the Licensed Products in the Territory, or to Manufacture or have Manufactured the Licensed Products, or any component thereof, for Commercialization or use in the Territory during the Royalty Period, except that the foregoing shall not apply in the event Evolus commits a material breach of any material provision of this Agreement that is incapable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Medytox and/or Allergan within sixty (60) days of service of written notice by Medytox and/or Allergan, or the occurrence of the circumstances described in Section 10.7.
7.15.No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
8.Daewoong.

8.1.Nothing in this Agreement creates any right enforceable by Daewoong.

9.Confidentiality.

9.1.Settlement Terms. This Agreement, its Exhibit, and its terms and conditions including all financial terms, and the substance of all negotiations and Confidential Information disclosed by either Party in connection with it, are confidential to the Parties, their Affiliates, and their advisers, who shall not disclose them to, or otherwise communicate them to, any Third Party without the written consent of the other Party, other than:
•to the relevant Party’s auditors, insurers, and lawyers on terms which preserve confidentiality;
•pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure;
•as far as necessary to implement and enforce any of the terms of this Agreement on terms which preserve confidentiality; or
•as otherwise authorized in writing and in advance by all other Parties.

Except as provided in Section 9.2, no Party shall issue a press release regarding this Agreement or make any public disclosure of the terms of this Agreement without the prior written approval of the other Parties. Any Party may confirm that the ITC Action has been resolved on confidential terms. For the avoidance of doubt, no Party is restricted from disclosing information about the Settlement Terms to the extent such terms have been made public in a manner consistent with the terms of this Agreement.

The Parties understand and agree that Evolus shall be required to file the complete Agreement as an exhibit to a Current Report on Form 8-K and future securities filings, which will be filed with the Securities and Exchange Commission, less those financial terms that Evolus together with its counsel reasonably believes it may obtain confidential treatment for from the Securities and Exchange Commission. Evolus shall notify the other Parties within three (3) Business Days if the Securities and Exchange Commission denies confidential treatment of any part of the Agreement.

Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that each Party cay disclose the existence and/or terms of this Agreement (a) to comply with its obligations under the law, including, without limitation, the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) in order to comply with the listing standards, rules, regulations or agreements of any national or international securities exchange, the NASDAQ Global Market or New York Stock Exchange or other similar laws, rules, or regulations of a governmental or regulatory authority; (c) to respond to an inquiry of a government authority or regulatory authority as required by law; (d) to comply with a court order or applicable law, governmental regulations, or investigative requests; or (e) in a judicial, administrative, or arbitration proceeding, if, in the reasonable opinion of the disclosing Party’s counsel is mandated by a subpoena, discovery request, or other compulsory process. In any such event, the Party making such disclosure shall (i) provide the other Parties as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other Parties in any reasonable attempt to prevent or limit the disclosure, including to secure a protective order or confidential treatment of this Agreement or portions thereof, and (iii) limit any disclosure to the specific purpose at issues.
9.1.Confirmation of Settlement. The Parties are entitled to confirm to Third Parties the fact that the ITC Action and the California Action have been resolved on confidential terms, but not the terms of such resolution as set forth in this Agreement, in the form of a statement to be agreed, to the extent such terms have not otherwise been made public in a manner consistent with the terms of this Agreement.
10.General Provisions.

10.1.Non-Disparagement. No party shall, or encourage or induce others to, disparage or make defamatory remarks, comments, statements, representations, or other communications concerning any other Party or its respective Affiliates, officers, directors, shareholders, members, agents, representatives, products, or services, whether directly or indirectly, in writing, orally, or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall preclude a Party from making truthful statements that are required by applicable law, regulation, or legal process. Nothing in the foregoing is intended to impede legitimate competition or commercially reasonably sales and marketing tactics, including commercially reasonable comparison of Licensed Products with any other product on the market.
10.2.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the United States of America, without regard to the principles of conflicts of laws. To the extent any dispute between the Parties regarding this Agreement is not arbitrated pursuant to Section 10.8, the federal and state courts in California shall have jurisdiction over the parties hereto in all matters arising hereunder and the parties hereto agree that the venue with respect to such matters will be a state or federal court in the County of Orange, in the State of California.
10.3.Headings. Headings are solely for the convenience of the Parties and shall not be deemed to define, construe, characterize, or limit any of the provisions of this Agreement.
10.4.Assignments. This Agreement shall inure to the benefit of, and be binding upon, the successors, legal representatives or assigns of the Parties. For the avoidance of doubt, this Agreement shall survive a change of control of one or more of the Parties and no Party shall gain the right to terminate this Agreement upon the change of control of the other Party.
10.5.Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by first class mail, postage prepaid, or by delivery by a reputable delivery service such as Federal Express or DHL, addressed as follows, or sent via fax transmission with confirmation of receipt, and additional copy via email as indicated:
Allergan:
AbbVie, Inc.
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Medytox:
Medytox Inc,
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Evolus:
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Any Party may change the address to which notices shall be sent to it by notice in writing to all other Parties.
10.6.Equitable Relief. Each Party acknowledges and agrees that the Parties’ obligations and undertakings pursuant to Sections 2 and 3 of this Agreement are reasonable and necessary to protect their respective legitimate interests, that the Parties would not have entered into this Agreement in the absence of such provisions, and that a Party’s material breach or threatened breach or failure to comply with Sections 2 and 3 shall cause the other Parties significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. The Parties further acknowledge and agree that they shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any material breach or threatened breach of Sections 2 and/or 3 of this Agreement or sales of Licensed Products not consistent with the rights granted under this Agreement and specifically enforcing the terms and provisions of such Sections of this Agreement. Each Party agrees that it shall not challenge any of the foregoing acknowledgements and agreements in this Section concerning injunctive relief in any proceeding brought by one or more of the other Parties.
10.7.Bankruptcy. If a case is commenced in respect of Evolus under Title 11 of the United States Code or similar domestic or foreign law, or if a trustee, receiver, conservator or other fiduciary is appointed under any similar domestic or foreign law, and in the event of the entry of a final order of a court of competent jurisdiction determining that the transfer of money or any portion thereof under this Agreement to or on behalf of Allergan or Medytox to be a preference, voidable transfer, fraudulent transfer, or similar transaction and any portion thereof is required to be returned, then the Parties shall jointly move the relevant court or agency of competent jurisdiction to vacate any releases made pursuant to this Agreement, which releases shall then be null and void, and the Parties shall be restored to their respective positions in the California Action, ITC Action, and the Korean Actions immediately prior to the date of this Agreement.
10.8.Arbitration. Except for disputes regarding equitable relief under Section 10.6, if any disputes arise out of or in connection with this Agreement or any further amendment thereto, the Parties shall try to resolve such dispute amicably. In the event that the Parties fail to settle the dispute through amicable negotiation, such dispute shall be submitted to and finally settled by arbitration in California in accordance with the rules of JAMS by one or more arbitrators appointed in accordance with such rules. The language to be used in the arbitral proceedings shall be English.
10.9.Taxes; Withholding. (a) In the event that any payment under this Agreement becomes subject to withholding taxes under applicable laws or regulations, the payor shall withhold from the payment the amount of such taxes due and timely pay to the proper governmental authority the amount of any taxes withheld. The payor shall deliver to the payee the original or a certified copy of a receipt issued by the applicable governmental authority evidencing the payment of the taxes withheld, a copy of the tax return reporting such payment, or other evidence of such payment reasonably satisfactory to payee. The Parties agree to cooperate with one another and use reasonable efforts to minimize or eliminate any such tax withholding or similar obligations in respect of any payments or transfers made to Complainants under this Agreement including taking into account any reduction to withholding available under a tax treaty to which the payee is entitled and taking all appropriate steps related thereto. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect (including pursuant to Section 10.9(c)(iii) below), it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.
(b) In furtherance of the foregoing, the Parties shall cooperate to (i) determine to which jurisdiction or jurisdictions each payment made hereunder is allocable and the portion allocable to each such jurisdiction (based upon the sales or the utilization of intellectual property in each such jurisdiction), (ii) determine the treatment of each such payment for tax purposes in each such jurisdiction, and (iii) report each payment made hereunder consistent with such determination for all tax purposes in all affected jurisdictions.
(c) With respect to payments made under this Agreement that are allocable to sources within the United States in accordance with the principles of Paragraph (b) hereof:
(i) Medytox represents that it is, and at all relevant times will be, entitled to the benefits of the United States - Republic of Korea Income Tax Convention (the “U.S.-Korea Treaty”), including, without limitation, where applicable the reduced rate of taxation on royalties specified in paragraph (1) of Article 14 thereof, with respect to such payments of which it is the beneficial owner;
(ii) Allergan Pharmaceuticals Ireland represents that it is, and at all relevant times will be, entitled to the benefits of the United States - Ireland Income Tax Convention (the “U.S.-Ireland Treaty”), including, without limitation, where applicable the reduced rate of taxation on royalties specified in paragraph (1) of Article 12 thereof, with respect to all payments hereunder of which it is the beneficial owner;
(ii) Within fifteen (15) days of the Effective Date, Medytox and Allergan shall each provide Evolus with a validly completed and duly executed IRS Form W-8BEN-E (or IRS Form W-9 if applicable) claiming any exemption from or reduced rate of withholding described in clause (i) or (ii); and
(iii) the Parties agree that each License Payment shall be treated as a payment of a royalty pursuant to the Internal Revenue Code of 1986, as amended, and as applicable to the U.S.-Korea Treaty and the U.S.-Ireland Treaty.
(d) The Parties shall not take any position for any tax purpose inconsistent with any provision of this Section 10.9, absent a final and binding determination by a taxing authority in the relevant jurisdiction(s), in which case parties shall also cooperate to seek conforming adjustments in any other relevant jurisdictions. The Parties shall keep each other reasonably informed, and shall notify the other Party promptly of any inquiry of any taxing authority relating in any way to such determination, allocation or treatment or otherwise in respect of the taxation of any payments made hereunder, and shall, without limiting the generality of Section 10.9(a), reasonably cooperate in responding to any such inquiry and in any related audit or contest. No settlement of any audit, proceeding, examination or contest with respect to taxes or the taxation of the parties with respect to any payments made hereunder shall be agreed to by either Party without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
10.10.Entire Agreement. All rights not expressly granted by the Parties under this Agreement are reserved by the Parties and, except as explicitly set on in this Agreement, no other express or implied license or rights under any intellectual property of any Party are granted or intended to be granted under this Agreement. The Parties acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of the Parties and their respective permitted successors and assigns.
10.11.Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unlawful, invalid, void, or unenforceable in whole or in part for any reason, such provision or such part thereof shall be deemed separate from and shall in no way affect the validity, legality, and enforceability of the remainder of this Agreement. If such provision or part thereof is deemed unlawful, void, or unenforceable due to its scope or breadth, such provision or part thereof shall be deemed valid to the extent of the scope or breadth permitted by law. The Parties agree to renegotiate in good faith any provision held to be invalid, illegal, or unenforceable, it being the intent of the Parties that the basic purposes of the Agreement are to be effectuated.
10.12.Counterparts. This Agreement may be executed in counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Execution and delivery of this Agreement by facsimile by either Party shall be legal, valid, and binding to the same extent as an original signature.

IN WITNESS WHEREOF, the Parties have fully executed and delivered this Settlement Agreement as of the day and year first written above.

ALLERGAN LIMITED
By:      /s/ Robert A, Michael
Name:     Robert A, Michael
Title:     Director

ALLERGAN INC.
By:      /s/ Robert A, Michael
Name:     Robert A, Michael
Title:     Director

ALLERGAN PHARMACEUTICALS IRELAND
By:      /s/ Donnan Hurst
Name:     Donnan Hurst
Title:     Director

MEDYTOX, INC.
By:      /s/ Hyun Ho Jung
Name:     Hyun Ho Jung
Title:     CEO & President

EVOLUS, INC.
By:      /s/ David Moatazedi
Name:     David Moatazedi
Title:     President and Chief Executive Officer

Signature Page for Settlement and License Agreement

EXHIBIT A

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